                                                                    EXHIBIT 4(a)

                             POLICY NUMBER: 12345678
                                INSURED: JOHN DOE


                    CANADA LIFE INSURANCE COMPANY OF AMERICA
                                 A STOCK COMPANY

          HOME OFFICE                            VARIABLE LIFE SERVICE CENTER
   6201 POWERS FERRY ROAD, NW                         P. O. BOX 105662
       ATLANTA, GA 30339                            ATLANTA, GA 30348-5662

                        PLEASE READ YOUR POLICY CAREFULLY

For answers to any questions or service needs You may have concerning this Policy, please call Us toll free at: 800-905-1959.

This Policy is a legal contract between You (the "Policyowner") and Canada Life Insurance Company of America ("We", "Our", Us", the "Company"). We will pay the benefits described in this Policy in accordance with its terms.

You may change the amount of insurance as well as the payments You make. You may direct your Net Payments into an account that has a guaranteed minimum interest rate, and into Sub-Accounts of an account that has a rate of return that will vary. These two accounts are called the Fixed and Variable Accounts, respectively.

Death benefits and values provided by this Policy, when based on the investment experience of the Variable Account, may increase or decrease and are not guaranteed as to a fixed dollar amount. The value in the Fixed Account will accumulate interest at a rate set by Us which will not be less than 3% a year. The amount of the death benefit and the length of time this Policy will remain in force may increase or decrease as described in the Death Benefit provisions. For more details see the "Sub Accounts" and "Fixed Account" provisions.

                             RIGHT TO EXAMINE POLICY

We want You to be satisfied with your Policy. You have the right to examine this Policy and if not satisfied You may return it by delivering or mailing it to Our Variable Life Service Center or to the agent who sold it to You before the end of your free look period. Your free look period begins on the day You receive the Policy and ends 10 days after You receive it. If You return the Policy during the free look period, it will be void from the beginning and You will receive a full refund of the policy value as of the date we receive the policy, plus any fees paid by you.

    /s/ Craig Edwards                                     /s/ Ron Beetam
        Secretary                                            President

                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY Death Proceeds Payable at Death of the Insured
               Flexible Premiums Payable to the Final Payment Date Coverage and Amount of Policy Value Not Guaranteed
                                Non-Participating







VLDB503                                                                   PAGE 1

                                TABLE OF CONTENTS

POLICY DETAILS ................................................................................. 3, 4

GUARANTEED COST OF INSURANCE TABLE................................................................. 6

GUIDELINE MINIMUM DEATH BENEFIT FACTORS ........................................................... 7

DEFINITIONS................................................................................. 8, 9, 10

GENERAL PROVISIONS
        Adjustment of Cost Factors................................................................ 11
        Conformity with State Law................................................................. 12
        Contract.................................................................................. 12
        Incontestability.......................................................................... 12
        Misstatement of Age or Sex................................................................ 12
        NonParticipating.......................................................................... 12
        Protection of Benefits.................................................................... 13
        Periodic Report........................................................................... 13
        Suicide................................................................................... 13
        Termination............................................................................... 13
        Variable Life Service Center.............................................................. 13

INFORMATION ABOUT YOU AND THE BENEFICIARY
        Assignment................................................................................ 12
        Beneficiary............................................................................... 13
        PolicyOwner............................................................................... 13
        Notification of Death..................................................................... 13

WHAT YOU SHOULD KNOW ABOUT THE PREMIUMS
        Premiums.................................................................................. 15
        Grace Period.............................................................................. 14

Reinstatement..................................................................................... 15

INFORMATION ABOUT THE VALUE OF YOUR POLICY
        Net Payment and Allocation of Payments.................................................... 17
        Monthly Deduction......................................................................... 17
        Cost of Insurance Charge.................................................................. 17
        Cost of Insurance Rates................................................................... 18

WHAT YOU SHOULD KNOW ABOUT THE VARIABLE ACCOUNT
        Variable Account.......................................................................... 18
        Sub-Accounts.............................................................................. 18
        Units..................................................................................... 19
        Net Investment Factor..................................................................... 19
        Federal Taxes............................................................................. 20

WHAT YOU SHOULD KNOW ABOUT THE FIXED ACCOUNT
        Fixed Account............................................................................. 20

WHAT YOU SHOULD KNOW ABOUT TRANSFERS.............................................................. 21

IF YOU WANT TO BORROW FROM YOUR POLICY
        Amount You May Borrow..................................................................... 21
        Repaying the Outstanding Loan............................................................. 22

DETAILS ON SURRENDER AND PARTIAL WITHDRAWALS
        Surrender................................................................................. 23
        Partial Withdrawals....................................................................... 23

WHAT YOU SHOULD KNOW ABOUT THE DEATH BENEFIT
        Net Death Benefit......................................................................... 24
        Death Benefit Options..................................................................... 26
        Changing the Face Amount.................................................................. 26

PAYMENT OF BENEFITS
        Payment Options........................................................................... 28

VLDB503                                                                   PAGE 2

                                 POLICY DETAILS

POLICYOWNER'S NAME:                                              John Doe
INSURED'S NAME:                                                  John Doe
INSURED'S AGE AT ISSUE:                                          35
UNDERWRITING CLASS:                                              Male, Standard Non-Tobacco
POLICY NUMBER:                                                   12345678
INITIAL FACE AMOUNT:                                             $ 100,000
*ADJUSTABLE TERM INSURANCE RIDER:                                $ 150,000
*INITIAL TARGET DEATH BENEFIT:                                   $ 250,000
DATE OF ISSUE:                                                   06/15/2003
POLICY DATE:                                                     06/15/2003
MONTHLY PROCESSING DATE:                                         the 15th day of each month
PLANNED PAYMENT:                                                 $ xx.xx Monthly
**MINIMUM MONTHLY PAYMENT:                                       $   xx.xx Monthly
MINIMUM PAYMENT PERIOD:                                          06/15/2003 to 06/15/2023
GUARANTEED DEATH BENEFIT RIDER CHARGE:                           $25.00 This is a one time charge. See Rider.
GUARANTEED DEATH BENEFIT RIDER MINIMUM PAYMENT:                  $          See Rider.
FINAL PAYMENT DATE:                                              06/15/2068
DEATH BENEFIT OPTION:                                            Option 1
INITIAL MONTHLY COST OF INSURANCE RATE:                          $ x.xx per 1,000 Net Amount at Risk

ADDITIONAL BENEFITS
        Extended Coverage Option:                  See the Net Death Benefit provision, page 25.

POLICY LOANS
        Standard Loan Interest Rate charged:       [x%] guaranteed not to exceed x%
        Preferred Loan Interest Rate charged:      [x%] guaranteed not to exceed x%
        Interest Rate credited to the portion of the Policy Value securing a Loan: 3.0%

*The Adjustable Term Insurance Rider benefit amount is equal to the difference between the Target Death Benefit (as shown in the Target Death Benefit Schedule issued with this Policy) and the Base Death Benefit and can change from the amount shown above. See the Adjustable Term Insurance Rider and Target Death Benefit Schedule for details.

**If You change the Face Amount or the Target Death Benefit Schedule, if issued with this policy, or if You add, change or delete a supplemental benefit rider or change the Death Benefit Option, the Minimum Monthly Payment is subject to change. If the Minimum Monthly Payment is changed, We will notify You of the new amount required.

It is possible that coverage will terminate if payments are insufficient to continue coverage. Coverage may also be affected by partial withdrawals, Policy loans, changes in current cost of insurance rates, and the investment experience of the funds in the Variable Sub-Accounts.



VLDB503                                                                   PAGE 3

FEES AND CHARGES

PAYMENT EXPENSE CHARGE: x% of each gross payment You make, which consists of a x% Premium Tax Charge, a x% Deferred Acquisition Cost ("DAC Tax") Charge, and a x% Front-End Sales Load. We reserve the right to increase or decrease this charge due to any change in state premium tax law, or the federal income tax treatment of deferred acquisition costs which affects any taxes We are required to pay.

COST OF INSURANCE CHARGE: An amount deducted each month based on the sex, issue age, duration and Underwriting Class of the Insured. See Table 3 for the guaranteed maximum cost of insurance rates and the Monthly Deduction provision for additional details. The Cost of Insurance Charge is determined by applying the cost of insurance rate to the Net Amount at Risk for the month in which the charge is being deducted.

MONTHLY EXPENSE CHARGE: A charge deducted each month for the first ten years this Policy is in force. The Monthly Expense Charge for the initial Face amount is $ x. A new Monthly Expense Charge will be applied for the first ten years after an increase in Face Amount. See Table 1 for the amount of the Monthly Expense Charge that will apply to a Face Amount Increase.

MONTHLY ADMINISTRATION FEE: $ x per month assessed on each Monthly Processing Date.

MONTHLY MORTALITY AND EXPENSE RISK CHARGE: A charge assessed on each Monthly Processing Date based on the assets in the Variable Account on the prior Monthly Processing Date. The charge will not exceed 1/12th of the guaranteed annualized rate which is x% for the first 10 years and x% thereafter.

MONTHLY RIDER CHARGE: See Rider(s) attached to this policy, as applicable.

SURRENDER CHARGE FOR INITIAL FACE AMOUNT: If You surrender this Policy before the beginning of the 13th Policy year, except as otherwise provided in the Reinstatement provision, a Surrender Charge will be applied. The Surrender Charge for the initial Face Amount is shown below. If You increase the Face Amount, new Surrender Charges and a new Surrender Charge period will apply to the increased amount. See Table 2 for the amount of the Surrender Charge that will apply to a Face Amount increase.

  POLICY YEAR      SURRENDER CHARGE    POLICY YEAR   SURRENDER CHARGE
       1                 $ x               8               $ x
       2                 $ x               9               $ x
       3                 $ x               10              $ x
       4                 $ x               11              $ x
       5                 $ x               12              $ x
       6                 $ x               13             $ 0.00
       7                 $ x

PARTIAL WITHDRAWAL CHARGE: If You make a partial withdrawal We will deduct:

    - a transaction fee of 2% of the amount withdrawn, not to exceed $25, from the Policy Value for each partial withdrawal, and
    - a proportional amount of the full Surrender Charge based on the decrease in the Face Amount resulting from the partial withdrawal. We will reduce the Policy's outstanding Surrender Charge, if any, by this amount. A Surrender Charge will not be assessed for any reduction in Face Amount which is equal to the amount of any Preferred Partial Withdrawal.

TRANSFER CHARGE: You may make 12 transfers between accounts in any Policy year free of charge. After 12 transfers, a $25 transfer charge may apply. The charge will be deducted from the account from which the transfer is being made. If the transfer is being made from multiple accounts, the charge will be assessed Pro-rata unless You have specified a specific account(s) from which the charge is to be deducted. The charge will not apply to any transfers made on an automated service basis as may be provided by Us.


VLDB503                                                                   PAGE 4

                                     TABLE 1
                MONTHLY EXPENSE CHARGES FOR FACE AMOUNT INCREASES
                   (PER $1,000 OF INCREASE IN THE FACE AMOUNT)

This table of monthly expense charges applies to the first year after an increase in the Face Amount. The charge applicable to an increase in Face Amount will be equal to the rate shown below for the insureds attained age when the increase occurs, multiplied by the number of thousands of Face Amount increased.


                         ATTAINED AGE   RATE            ATTAINED AGE   RATE
                         ------------   ----            ------------   ----
                              35         X                   60          X
                              36         X                   61          X
                              37         X                   62          X
                              38         X                   63          X
                              39         X                   64          X
                              40         X                   65          X
                              41         X                   66          X
                              42         X                   67          X
                              43         X                   68          X
                              44         X                   69          X
                              45         X                   70          X
                              46         X                   71          X
                              47         X                   72          X
                              48         X                   73          X
                              49         X                   74          X
                              50         X                   75          X
                              51         X                   76          X
                              52         X                   77          X
                              53         X                   78          X
                              54         X                   79          X
                              55         X                   80          X
                              56         X                   81          X
                              57         X                   82          X
                              58         X                   83          X
                              59         X                   84          X
                                                             85          X



To determine the monthly expense charge for years 2 - 10 following an increase in Face Amount, multiply the Monthly Expense Charge derived for the first year of the increase, as calculated above, by the factor listed below.

                         Policy Year following Increase
                         ------------------------------
 2          3         4         5         6         7          8         9          10
 -          -         -         -         -         -          -         -          --

 1.0        1.0       1.0       1.0       1.0       1.0        1.0       1.0        1.0






VLCV203                                                                   PAGE 5

                                     TABLE 2
                   SURRENDER CHARGES FOR FACE AMOUNT INCREASES
                   (PER $1,000 OF INCREASE IN THE FACE AMOUNT)

This table of surrender charges applies to the first year after an increase in the Face Amount. The charge applicable to an increase in Face Amount will be equal to the rate shown below for the insureds attained age when the increase occurs, multiplied by the number of thousands of Face Amount increased.


                         ATTAINED AGE   RATE            ATTAINED AGE   RATE
                         ------------   ----            ------------   ----
                              35         X                   60          X
                              36         X                   61          X
                              37         X                   62          X
                              38         X                   63          X
                              39         X                   64          X
                              40         X                   65          X
                              41         X                   66          X
                              42         X                   67          X
                              43         X                   68          X
                              44         X                   69          X
                              45         X                   70          X
                              46         X                   71          X
                              47         X                   72          X
                              48         X                   73          X
                              49         X                   74          X
                              50         X                   75          X
                              51         X                   76          X
                              52         X                   77          X
                              53         X                   78          X
                              54         X                   79          X
                              55         X                   80          X
                              56         X                   81          X
                              57         X                   82          X
                              58         X                   83          X
                              59         x                   84          X
                                                             85          X

To determine the surrender charge for years 2 - 10 following an increase in Face Amount, multiply the Surrender Charge derived for the first year of the increase, as calculated above, by the factor listed below.


                         Policy Year following Increase
                         ------------------------------
    2          3         4         5         6         7          8         9          10
    -          -         -         -         -         -          -         -          --

   88.89%    77.78%    66.67%    55.56%    44.44%    33.33%     22.22%     11.11%     0.00%







VLCV203                                                                   PAGE 6

                                     TABLE 3
               YOUR MONTHLY COST OF INSURANCE RATES ARE GUARANTEED
                     NEVER TO GO HIGHER THAN THE FOLLOWING:
--------------------------------------------------------------------------------

                               Cost of Insurance                                    Cost of Insurance
                 Attained       Rate Per $1000                         Attained      Rate Per $1000
                    Age       Net Amount at Risk                          Age      Net Amount at Risk
                    35                 X                                  70                X
                    36                 X                                  71                X
                    37                 X                                  72                X
                    38                 X                                  73                X
                    39                 X                                  74                X

                    40                 X                                  75                X
                    41                 X                                  76                X
                    42                 X                                  77                X
                    43                 X                                  78                X
                    44                 X                                  79                X

                    45                 X                                  80                X
                    46                 X                                  81                X
                    47                 X                                  82                X
                    48                 X                                  83                X
                    49                 X                                  84                X

                    50                 X                                  85                X
                    51                 X                                  86                X
                    52                 X                                  87                X
                    53                 X                                  88                X
                    54                 X                                  89                X

                    55                 X                                  90                X
                    56                 X                                  91                X
                    57                 X                                  92                X
                    58                 X                                  93                X
                    59                 X                                  94                X

                    60                 X                                  95                X
                    61                 X                                  96                X
                    62                 X                                  97                X
                    63                 X                                  98                X
                    64                 X                                  99                X
                                                                          100               X
                    65                 X
                    66                 X
                    67                 X
                    68                 X
                    69                 X


The guaranteed rates are based on the 1980 CSO Sex/Smoker Distinct Table, age nearest birthday. If the Underwriting Class shown on page 3 reflects an extra rating see the Cost of Insurance Rates provision on page 18 for a description of how to determine the guaranteed cost of insurance rates.


VLCV203                                                                   PAGE 7

                                     TABLE 4
              DEATH BENEFIT OPTIONS 1 AND 2-GUIDELINE PREMIUM TEST
                     GUIDELINE MINIMUM DEATH BENEFIT FACTORS
--------------------------------------------------------------------------------


                 Attained              Percentage              Attained               Percentage
                    Age                                           Age
                  Thru 40                 250%                     60                    130%
                    41                    243%                     61                    128%
                    42                    236%                     62                    126%
                    43                    229%                     63                    124%
                    44                    222%                     64                    122%

                    45                    215%                     65                    120%
                    46                    209%                     66                    119%
                    47                    203%                     67                    118%
                    48                    197%                     68                    117%
                    49                    191%                     69                    116%

                    50                    185%                     70                    115%
                    51                    178%                     71                    113%
                    52                    171%                     72                    111%
                    53                    164%                     73                    109%
                    54                    157%                     74                    107%

                    55                    150%                 75 thru 90                105%
                    56                    146%                     91                    104%
                    57                    142%                     92                    103%
                    58                    138%                     93                    102%
                    59                    134%                     94                    101%
                                                                 95-100                  100%











VLCV203                                                                   PAGE 8

                                   DEFINITIONS
--------------------------------------------------------------------------------

ACCEPTANCE: The Date of Issue if the application is approved with no changes requiring Your consent; otherwise, the date We receive Your written consent to any changes and sufficient premium to place the Policy in force.

AGE AND ATTAINED AGE: Age means the age of the Insured on his/her birthday nearest to the Policy Date. Attained Age means the age of the Insured on his/her birthday nearest the most recent Policy Anniversary.

ASSIGNEE: The person to whom You have transferred Your ownership of this Policy.

BASE DEATH BENEFIT: The amount payable under the Base Policy upon the death of the Insured, before deductions for any Outstanding Loan Balance and any due and unpaid Monthly Deductions or addition of any benefit provided by a rider. The Base Death Benefit depends upon the Death Benefit Option you select. See the Death Benefit Option provision.

BASE POLICY: This Policy without any attached supplemental benefit riders.

BENEFICIARY: The person, person(s), entity or entities You name to receive the Net Death Benefit when the Insured dies. You may designate primary, contingent and irrevocable Beneficiaries.

CASH SURRENDER VALUE: The amount payable on a full surrender of the Policy. It is the Policy Value less any Outstanding Loan Balance and Surrender Charge. You may surrender the Policy at any time before or after the Final Payment Date.

CONTINGENT BENEFICIARY: The person(s) to whom the Net Death Benefit is paid upon the death of the Insured if the primary Beneficiary (or beneficiaries) is not living.

DATE OF ISSUE: The date the Policy was issued by Us.

DUE PROOF OF DEATH: Proof of death that is satisfactory to Us. Such proof may consist of a certified copy of the death certificate or a certified copy of the decree of a court of competent jurisdiction as to the finding of death.

EARNINGS: The amount, if any, by which the Policy Value exceeds the sum of the payments made less all withdrawals and withdrawal charges. Earnings are calculated at least once each month.

EVIDENCE OF INSURABILITY: Information, including medical information that You provide in the application for this Policy, or authorize to be disclosed to Us, which We use to decide the Insured's Underwriting Class.

FACE AMOUNT: The amount of insurance coverage in effect under the Base Policy, including any additional increases or decreases. The initial Face Amount is shown on the Policy Details pages.

FINAL PAYMENT DATE: The Policy Anniversary nearest the Insured's 100th birthday. After this date, You may not make any additional payments except loan repayments. This date is shown on the Policy Details pages.

FIXED ACCOUNT: Part of Our General Account that provides a fixed interest rate. This account is not part of, and does not depend on, the investment performance of the Sub-Accounts of the Variable Account.

GENERAL ACCOUNT: All Our assets other than those held in a separate investment account.

INSURED: The person whose life is insured by the Policy.

LOAN VALUE: The maximum amount You may borrow under the Policy. The Loan Value is equal to 90% of the (Policy Value less any Surrender Charge) less any Outstanding Loan Balance as of the date of the loan.



VLDB503                                                                   PAGE 9

MONTHLY DEDUCTION: Is the sum of the charges taken on each Monthly Processing Date, beginning on the Policy Date, up to the Final Payment Date. The charges include the Cost of Insurance Charge, Monthly Expense Charge, Monthly Administration Fee, Monthly Mortality and Expense Risk Charge, and any Monthly Rider Charges. After the Final Payment Date, only the mortality and expense risk charge portion of the Monthly Deduction will be assessed.

MONTHLY PROCESSING DATE: The date on which the Monthly Deduction is taken each month. This date is shown on the Policy Details pages.

NET AMOUNT AT RISK: The Net Amount at Risk on the Monthly Processing Date is the Base Death Benefit on that date minus the Policy Value immediately prior to the Monthly Deduction being taken. On any other day, the Net Amount at Risk is the current Base Death Benefit minus the current Policy Value.

NET DEATH BENEFIT: The amount payable to the Beneficiary upon the death of the Insured while this Policy is in force. The amount will be the Base Death Benefit in effect on the Insured's date of death, plus any death benefit provided by Rider, less any Outstanding Loan Balance and any due and unpaid Monthly Deduction. We will pay interest on the amount payable according to the law(s) of the state where this Policy was issued. We will also refund any Monthly Deductions made after the date of death of the Insured.

NET PAYMENT: Your payment less the Payment Expense Charge shown on the Policy Details pages.

OUTSTANDING LOAN BALANCE: The sum of all Policy loans taken plus interest due or accrued, less any loan repayments You have made.

PLANNED PAYMENT: The Planned Payment is shown on the Policy Details page and reflects the amount and frequency of payments You expect to make under this Policy.

POLICY ANNIVERSARY: The same date in each Policy year as the Policy Date.

POLICY CHANGE: Any change in the Face Amount or the Target Death Benefit Schedule, or the addition or deletion of a Rider, underwriting reclassifications, or a change between Death Benefit Option 1 and 2, as requested by You and approved by Us. Upon a Policy Change that results in an increase in the benefits payable under this Policy We will calculate a new Minimum Monthly Payment amount.

POLICY DATE: The date coverage under this Policy becomes effective. It is used to measure the Monthly Processing Date, Policy months, Policy years and Policy Anniversaries.

POLICY DETAILS: Information specific to Your Policy, located on the pages immediately following the Table of Contents page.

POLICYOWNER: The person who may exercise all rights under the Policy, with the consent of any irrevocable Beneficiary. "You" and "Your" refer to the Policyowner.

POLICY VALUE: The sum of the Variable Account value and the Fixed Account value.

PORTFOLIOS: The investment portfolios of the Funds in which the Sub-Accounts invest.

PREFERRED PARTIAL WITHDRAWAL: A partial withdrawal is considered a preferred partial withdrawal when the withdrawal amount and the sum of the prior withdrawal amounts in the same Policy year do not exceed 10% of the Policy Value as of the beginning of the Policy year.

PRO-RATA ALLOCATION: An allocation among the Fixed Account and the Sub-Accounts in the same proportion that the unloaned Policy Value in the Fixed Account and in each Sub-Account bear to the total unloaned Policy Value as of the date of the allocation.


VLDB503                                                                  PAGE 10

RIDER: Supplementary insurance coverage provided as an optional benefit, which may be added to Your Policy for an additional charge.

SUB-ACCOUNT: A subdivision of the Variable Account investing exclusively in the shares of a Portfolio.

TARGET DEATH BENEFIT: If this Policy is issued with an Adjustable Term Insurance Rider a Target Death Benefit Schedule is attached to your Policy. The Target Death Benefit at the beginning of any policy year will be as set forth in the Schedule. Please see the rider for additional details.

UNDERWRITING CLASS: The insurance risk classification that We assign to the Insured based on the information in the application and any other Evidence of Insurability We consider. The Underwriting Class affects the Monthly Deduction and the payment required to keep the Policy in force. The Underwriting Class is shown in the Policy Details.

UNIT: A measurement used in the determination of the Policy's Variable Account value.

VALUATION DAY: A day on which each Sub-Account is valued. A Valuation Day is each day the New York Stock Exchange is open for trading.

VALUATION PERIOD: The period beginning at the close of business on a Valuation Day and ending at the close of business on the next succeeding Valuation Day. The close of business is the close of regular trading on the New York Stock Exchange (usually 4:00 P.M. Eastern Time).

VARIABLE ACCOUNT: Canada Life of America Variable Life Account 1.

WRITTEN NOTICE OF CLAIM: Written notification of the death of the Insured received in Our Variable Life Service Center.

WRITTEN REQUEST: Your request in writing, which is satisfactory to Us, received at the Variable Life Service Center.










VLDB503                                                                  PAGE 11

                               GENERAL PROVISIONS
--------------------------------------------------------------------------------

ADJUSTMENT OF COST FACTORS

We determine the Cost of Insurance Charge and Fixed Account interest rates and expense charges that are used to calculate the Policy Value, subject to the guarantees noted in this Policy. Any changes in these charges and rates will apply uniformly to all members of the same Underwriting Class, and will be based on changes in Our future expectations for items including, but not limited to, Our investment earnings, Our expenses, life expectancy rates, and how many Policyowners keep their policies in force.

CONFORMITY WITH STATE AND FEDERAL LAW

This Policy is subject to the laws of the state where the application was signed. If any part of this Policy does not comply with applicable state law, it will be treated as if it does. We reserve the right to amend or modify this Policy to comply with any change in Federal law affecting the qualification of this policy as a life insurance contract.

CONTRACT

We have issued this Policy in consideration of Your application and Your payment made. This Policy, with a copy of the application, and any endorsements or Riders attached to it, is the entire contract between You and Us. The entire contract will also include: a copy of any application to increase the Face Amount or to change Underwriting Class; any new Policy Details pages; any application for reinstatement of the Policy; and any supplemental pages issued. We assume that the information You and the Insured provide in any application is accurate and complete to the best of Your knowledge. In the absence of fraud all statements made in any application are deemed representations and not warranties. No statement will be used to contest this Policy or deny a claim unless it is contained in an application. Our representatives are not permitted to change this Policy or extend the time for paying Premiums. Only an authorized officer of our Company may change the provisions of this Policy, and then only in writing.

INCONTESTABILITY

We will not contest this Policy after it has been in force during the Insured's lifetime for two years from its Date of Issue or, if reinstated, for two years from the effective date of reinstatement. We will not contest any increase in the Face Amount or any increase to the Target Death Benefit Schedule once the increase has been in force during the Insured's lifetime for two years following the effective date of the increase.

Any contest after a reinstatement or an increase in the Face Amount or Target Death Benefit Schedule will be limited to material statements made in the application for such reinstatement or increase.

MISSTATEMENT OF AGE OR SEX

If the Insured's date of birth or sex has been misstated, the proceeds payable will be the amount which the most recent Cost of Insurance Charge deducted would have purchased for the correct age and sex. We will not reduce the Base Death Benefit to less than the Guideline Minimum Death Benefit.

No adjustment will be made if:

    -   the Insured dies after the Final Payment Date; or
    - the last monthly Cost of Insurance Charge was sufficient, using the correct age and sex, to purchase the Net Amount at Risk in effect at the time such charge was taken.

NONPARTICIPATING

No insurance dividends will be paid on this Policy.


VLDB503                                                                  PAGE 12

PROTECTION OF BENEFITS

To the extent allowed by law, the benefits provided by this Policy cannot be reached by the Beneficiary's creditors. No Beneficiary may assign, transfer, anticipate or encumber the Policy Value or benefit unless You give them this right.

PERIODIC REPORT

We will mail a report to You at Your last known address at least once a year without charge. This report will provide the following information.

    -   the period covered by the report;
    -   Net Death Benefit;
    -   current Net Payment allocations;
    -   Policy Values in each Sub-Account and in the Fixed Account;
    -   the value of the Policy if You surrender it;
    - payments and withdrawals made by You and Monthly Deductions by Us since the last report;
    -   Outstanding Loan Balance amount;
    -   Cash Surrender Value; and
    -   any other information required by law.

SUICIDE EXCLUSION

If the Insured commits suicide, while sane or insane, within 2 years of the Date of Issue We will make a limited payment to the Beneficiary in an amount equal to the sum of all payments made to Us, without interest, less any Outstanding Loan Balance and partial withdrawals. Coverage under this Policy and all Riders will then terminate. If this Policy is reinstated, a new two year exclusion period will begin on the effective date of the reinstatement unless prohibited by applicable state law.

If the Insured commits suicide, while sane or insane, within 2 years of the effective date of an increase in the Face Amount or an increase to the Target Death Benefit Schedule, We will not recognize the increase. We will make a limited payment to the Beneficiary which will consist of any Net Death Benefit amount not subject to a suicide exclusion period, plus an amount equal to the Monthly Expense Charges and the Cost of Insurance Charges associated with the increase. Coverage under this Policy and all Riders will then terminate.

TERMINATION

Coverage under this Policy will terminate upon the earliest of the date:

    1.  the Insured dies;
    2.  You surrender the Policy; or
    3.  the Policy lapses, as described in the Grace Period Provision.

VARIABLE LIFE SERVICE CENTER

All amounts payable to Us will be payable at Our Variable Life Service Center.


                    INFORMATION ABOUT YOU AND THE BENEFICIARY
--------------------------------------------------------------------------------

ASSIGNMENT

You may change the ownership of this Policy by sending Us a Written Request at any time while the Insured is living and the Policy is in force. An absolute assignment will transfer ownership of the Policy from You to another person called the Assignee. You may also assign this Policy as collateral to an Assignee. The limitations on Your ownership rights while a collateral assignment is in effect are specified in the assignment.

VLDB503                                                                  PAGE 13

An assignment will take place only when the Written Request is recorded at Our Variable Life Service Center. When recorded, it will take effect on the date You signed it. Any rights created by the assignment will be subject to any payments made or actions taken by Us before the change is recorded. We are not responsible for assuring that any assignment or any Assignee's interest is valid.


BENEFICIARY

You name the Beneficiary to receive the Net Death Benefit. You may also designate Contingent Beneficiaries. The Beneficiary's interest will be affected by any assignment You make. If You assign this Policy as collateral, all or a portion of the Net Death Benefit will first be paid to the Assignee; any money left over from the amount due the Assignee will go to those otherwise entitled to it.

Your choice of Beneficiary may be revocable or irrevocable. You may change a revocable Beneficiary by Written Request; but an irrevocable Beneficiary must agree to any change in writing. You will also need an irrevocable Beneficiary's permission to exercise other rights and options granted by this Policy. Unless You have asked otherwise, this Policy's Beneficiary will be revocable.

Any change of the Beneficiary must be requested before the date of death of the Insured and while the Policy is in force. When We receive Your request the change will take place on the date the request is signed. Any rights created by the change will be subject to any payments made, or actions taken, before We receive the Written Request.

If more than one Beneficiary is alive when the Insured dies, We will pay each Beneficiary in equal shares, unless You have designated otherwise.

If a Beneficiary dies before the Insured, his or her interest in this Policy will pass to any surviving beneficiaries in proportion to their share in the Net Death Benefit, unless You have designated otherwise. If all beneficiaries die before the Insured, the Net Death Benefit will pass to You or Your estate.

COMMON DISASTER PROVISION

The Beneficiary must be alive 10 days following the date of death of the Insured in order to be entitled to receive a benefit; otherwise We will pay the Net Death Benefit as though the Beneficiary died before the Insured. The number of days, which the Beneficiary must live after the Insured's death, may be changed by Your Written Request. You may also cancel this provision by Written Request.

MODIFICATION

Upon notice to You, We may modify the Policy, but only if such modification:

    - is necessary to make the Policy or the Variable Account comply with any law or regulation issued by a governmental agency to which We are subject; or
    - is necessary to assure continued qualification of the Policy under the Internal Revenue Code or other federal or state laws relating to variable life policies; or
    - is necessary to reflect a change in the operation of the Variable Accounts; or
    -   provides additional Variable Account and/or fixed accumulation options.

In the event of any such modification, We may make an appropriate endorsement to the Policy.

NOTIFICATION OF DEATH

The death of the Insured and/or Policyowner(s) must be filed with Us immediately, and We require Due Proof of Death. We will compute the Net Death Benefit as of the date of death of the Insured.


VLDB503                                                                  PAGE 14

POLICYOWNER

The Insured is the Policyowner unless another person or entity (which could include a trust, corporation, partnership, etc.) is named as Policyowner in the application. You can exercise all rights under this Policy subject to the rights of any Assignee and any irrevocable Beneficiary. You may change the ownership of this Policy by sending a Written Request to Us. When We receive the notice the effective date of the change will be the date You sign the notice. The change will not affect any payment made or action taken by Us before We receive Your request.

                     WHAT YOU SHOULD KNOW ABOUT THE PREMIUMS
--------------------------------------------------------------------------------

PREMIUMS AND PAYMENTS

This Policy will not be placed in force until We have approved Your application and the first premium is paid to Us. Your Planned Payment is shown in the Policy Details pages. You may make additional payments, or increase or decrease Your Planned Payment subject to the limits as described in the Premium Payment Limits provision.

Except for the first payment, all payments must be sent to Our Variable Life Service Center. The first payment may be made to our authorized agent or to Our Variable Life Service Center. If You request it in writing, We will send You a signed receipt after payment.

This Policy will continue in force during the Minimum Payment Period (shown in the Policy Details), as long as either:

(a) the Minimum Payment Period requirement, as described below, is met on each Monthly Processing Date; or
(b) the Cash Surrender Value is sufficient to cover the Monthly Deduction due.

The Minimum Payment Period requirement is met if, on each Monthly Processing Date, the sum of all payments You have made, less any Outstanding Loan Balance, partial withdrawals and withdrawal charges (excluding the transaction fee), equals or exceeds the cumulative total of the Minimum Monthly Payments in effect from the Policy Date to that Monthly Processing Date. If during the Minimum Payment Period there is an increase in the Face Amount or in the Target Death Benefit Schedule, if applicable, or if a supplemental benefit rider is increased, added or deleted, we will recalculate the Minimum Monthly Payment and notify you of the new amount required. The new Minimum Monthly Payment will apply from the date of the change. If an Adjustable Term Insurance Rider is part of this Policy, an increase in the rider benefit under the Target Death Benefit
Schedule in effect will not result in a recalculation of the Minimum Monthly Payment.

After the end of the Minimum Payment Period, this Policy will be kept in force as long as the Cash Surrender Value is sufficient to cover the amount of each Monthly Deduction when due. Payment of only the Minimum Monthly Payment during the Minimum Payment Period may result in a Cash Surrender Value that is not sufficient to meet future Monthly Deductions beyond the Minimum Payment Period. Payment of only the Minimum Monthly Payment may require payment of a higher amount after the Minimum Payment Period than would otherwise be necessary to keep this Policy in force until the Final Payment Date. If the Cash Surrender Value at the end of the Minimum Payment Period is insufficient to keep the Policy in force, you will be notified in writing of the payment amount needed to keep the Policy in force as described in the Grace Period Provision.

PREMIUM PAYMENT LIMITS

You may make premium payments at any time while the Insured is living and the Policy is force subject to the following limitations:

    - We will refund the amount of any payment received which would cause your Policy to no longer qualify as a life insurance policy as defined by the Internal Revenue Code, Section 7702, as amended.
    - We will refund the amount of any payment received which would cause this Policy to become a Modified Endowment Contract (MEC) as defined by the Internal Revenue Code, Section 7702A, as amended, unless You provide Us written notice that allowing your Policy to become a MEC is acceptable to you.




VLDB503                                                                  PAGE 15

    - If any payment would increase the Base Death Benefit by more than the amount of such payment, We reserve the right to refund the payment or require satisfactory Evidence of Insurability for the amount of the increase above the payment amount.
    -   No premium payment may be made after the Final Payment Date.

GRACE PERIOD

A Grace Period of 62 days, during which time this Policy will stay in force, is provided for payment of amounts required under this Policy. If at any time this Policy enters the Grace Period a notice of the required premium to keep the Policy in force will be mailed to you and to any assignee, at the last known address we have on record, at least 31 days before the date on which the policy will lapse.

If during the Minimum Payment Period, both (a) the Minimum Payment Period requirement, as described in the Premiums and Payments provision, is not met; and (b) the Cash Surrender Value is insufficient to cover the Monthly Deduction then due, the policy will enter the Grace Period. If by the end of the Grace Period you do not make a payment sufficient to prevent termination the Policy will lapse and any Cash Surrender Value remaining which is insufficient to cover the Monthly Deduction that was due will be paid to you. The payment due during the Grace Period will be the lesser of the amount sufficient to either: (a) meet the Minimum Payment Period requirement, or (b) cover the balance of the Monthly Deduction due plus an amount to keep this Policy and any riders in force for a period of 3 months.

After the Minimum Payment Period, if the Cash Surrender Value at a Monthly Processing Date is less than the amount of the Monthly Deduction which is then due, the Policy will enter the Grace Period. If by the end of the Grace Period you do not make a payment sufficient to cover the balance of the Monthly Deduction due plus an amount to keep this Policy and any riders in force for a period of 3 months, the Policy will lapse and any Cash Surrender Value remaining which was insufficient to cover the Monthly Deduction that was due will be paid to you.


REINSTATEMENT

If You have not surrendered this Policy for its Cash Surrender Value, it may be reinstated within three years after the date of lapse. We will reinstate the Policy on the Monthly Processing Date following the day We receive all of the following items:

    -   A written application for reinstatement;
    - Evidence of Insurability showing the Insured is insurable according to Our underwriting rules; and
    - A payment in an amount sufficient to cover all Monthly Deduction Amounts that are due and unpaid during the Grace Period and to keep the Policy in force for three months after the date of reinstatement.

If You request reinstatement during the Minimum Payment Period You must pay for the lesser of three Minimum Monthly Payments or three Monthly Deductions.

If You request reinstatement after the Minimum Payment Period You must pay 3 Monthly Deductions.

Upon reinstatement your reinstatement premium will be allocated as directed in Your last payment allocation request.

The Policy Value on the reinstatement date is:

    - the Net Payment to reinstate the Policy, including the interest earned from the date We received Your payment; plus
    - the Policy Value less any Outstanding Loan Balance on the default date; minus
    -   the Monthly Deduction due on the reinstatement date.

The amount of any Surrender Charge and any surrender charge period remaining on the reinstatement date will be those which were in effect on the date the Policy lapsed.

You may repay or reinstate any Outstanding Loan Balance in effect on the date the Policy lapsed. The amount of the loan balance to be paid or reinstated will be equal to: (a) the loan balance on the date of lapse; plus (b) interest charged on such loan balance at the policy loan interest rate.

VLDB503                                                                  PAGE 16

                   INFORMATION ABOUT THE VALUE OF YOUR POLICY
--------------------------------------------------------------------------------

NET PAYMENT AND ALLOCATION OF PAYMENTS

If You make a payment with Your application or at any time before the Date of Issue, We will hold the Net Payment in a non-interest bearing account as of the day We receive it at Our Variable Life Service Center. When the Policy has been issued, We will transfer any Net Payment held in such account to the Fixed Account and/or Sub-Account(s) as You directed in Your application or by later request. If Your Policy provides for a full refund of Premiums paid under the Right to Examine Policy provision, We will allocate all Sub-Account investments to the money market Sub-Account for 14 days from Acceptance, except as described below:

- 24 days from Acceptance if this Policy is issued in a replacement situation in states with a 20-day right to examine; or
- 34 days from Acceptance for California citizens Age 60 and older, who have a 30-day right to examine.

After this period, the money market Sub-Account value will be reallocated in accordance with the allocation instructions in the application or in a subsequent Written Request.

Each Net Payment We receive after the Date of Issue will be allocated as of the date it is received at our Variable Life Service Center to the Fixed Account and/or Sub-Accounts in accordance with Your payment allocation instructions then in effect. You may make a different allocation for one Net Payment per Policy Year without submitting new payment allocation instructions to Us. All percentage allocations must be in whole numbers, with the total allocation to all selected accounts equaling 100%. A processing charge of up to $25 may be made for changing the payment allocation.


MONTHLY DEDUCTION

The Monthly Deduction is made as of the Policy Date and on each Monthly Processing Date until the Final Payment Date. Thereafter, only the mortality and expense risk charge portion of the Monthly Deduction will be deducted as of the Monthly Processing Date for the life of the Insured.

You may choose one or more Sub-Accounts of the Variable Account and/or the Fixed Account from which the Monthly Deduction will be made. If You do not make a choice, We will deduct the Monthly Deduction Pro-rata from all Accounts in which You have made an allocation.

In the event the value of a Sub-Account or the Fixed Account is insufficient to fully cover the Monthly Deduction that is due to be paid from that account, then the full and remaining value in such Sub-Account and/or the Fixed Account will be used to pay the Monthly Deduction allocated to such account to the extent possible. The unpaid balance of the Monthly Deduction will be allocated Pro-rata among the other Sub-Accounts and the Fixed Account which have value remaining.

Charges allocated to the Fixed Account will be deducted on a last-in, first-out basis. This means that We use the most recent payments to pay the charges.

COST OF INSURANCE CHARGE

The cost of insurance for the Insured is determined on a monthly basis. The cost is calculated by multiplying the Net Amount at Risk by the applicable cost of insurance rate or rates.

If there has been one or more increases in the Face Amount, there will be a cost of insurance rate applicable to each increase. The cost of insurance will then be the sum of the amounts determined by multiplying each portion by the cost of insurance rate which applies to it. If there has been one or more decreases in the Face Amount, there may be a different cost of insurance rate applicable to the remaining Face Amount in force if there had been a Face Amount increase prior to the decrease. See the Decrease in Face Amount provision for the order in which the Face Amount will be decreased. The cost of insurance rate applicable to the remaining Face Amount will follow the same order as described in such provision.

VLDB503                                                                  PAGE 17

COST OF INSURANCE RATES

The cost of insurance rate is based on the Insured's:

    -   Issue Age and policy year;
    - Sex (unless this Policy is issued in a unisex class as indicated on the Policy Details pages); and
    -   Underwriting Class.

The guaranteed maximum cost of insurance rates are shown in Table 3. The mortality table upon which the rates are based is also specified in Table 3. The cost of insurance rates actually charged will usually be lower than, and never will be higher than, the guaranteed rates. We will review the actual cost of insurance rates for this Policy whenever We change these rates for new policies. In any event, rates will be reviewed not more often than once each year, but not less than once in a five year period. Any changes in these rates will apply uniformly to all members of the same underwriting class and will not be made on an individual Policy basis. Cost of insurance rates are determined by Us based on Our expectations of persistency and future mortality rates and expense factors. The guaranteed cost of insurance rates shown do not include any rating that may be applied to the Policy. If the Underwriting Class shown on page 3 indicates that a rated Underwriting Class applies to this Policy then the guaranteed cost of insurance rates can be determined as follows:

    1. If the Underwriting Class on Page 3 includes a table rating expressed in terms of a percentage amount, then multiply the Guaranteed Cost of Insurance Rates in Table 3 by the percentage shown on Page 3.
    2. If the Underwriting Class on Page 3 includes an extra amount expressed in terms of dollars and/or cents, then add the extra amount shown to the Guaranteed Cost of Insurance Rate in Table 3 for each year that the extra amount is applicable. The number of years that the extra amount applies is also shown on Page 3.
    3. If the Underwriting Class on Page 3 includes both a percentage amount and a dollar amount, then the Guaranteed Cost of Insurance Rates are determined by first applying step 1 then step 2 above.



                 WHAT YOU SHOULD KNOW ABOUT THE VARIABLE ACCOUNT
--------------------------------------------------------------------------------

VARIABLE ACCOUNT

The value of Your Policy will vary if a portion of it is in one or more Sub-Accounts of the Variable Account. This account is separate from Our Fixed Account. We have exclusive and absolute ownership and control of all assets, including those in the Variable Account. However, the portion of assets in the Variable Account equal to the reserves and liabilities of the policies which are supported by this account will not be charged with liabilities that come from any other business We conduct. We have the right to transfer to Our General Account any assets of the Variable Account that are in excess of such reserves and other liabilities.

The Variable Account, which We established to support variable life insurance policies, is registered with the U.S. Securities and Exchange Commission (SEC) as a unit investment trust under the Investment Company Act of 1940. It is also governed by the laws of the State of Michigan.

SUB-ACCOUNTS

The Variable Account consists of the Sub-Accounts shown in the current prospectus You received. Each Sub-Account invests in shares of Portfolios of various funds offered as investment choices (Funds). Shares of a Fund are purchased and redeemed for a Sub-Account at their net asset value. Any amounts of income, dividends and gains distributed from the shares of a Fund are reinvested in additional shares of that Fund at net asset value.





VLDB503                                                                  PAGE 18

The dollar amounts of values and benefits of this Policy provided by the Variable Account depend on the investment performance of the Sub-Accounts You select. We do not guarantee the investment performance of the Sub-Accounts. You bear the full investment risk for Sub-Account Value. The income, gains or losses, whether or not realized, from the assets in each Variable Sub-Account are credited to or charged against that Variable Sub-Account without regard to Our other income, gains or losses in the other Sub-Accounts or Our other income, gains or losses.

We reserve the right, when the law allows, to change the name of the Variable Account or any Sub-Account. You will find a list in Your application of the Sub-Accounts in which You first chose to invest.


SUB-ACCOUNT VALUE

The Sub-Account Value of any Sub-Account as of the Date of Issue is equal to the amount of the initial Net Payment allocated to that Sub-Account. On subsequent Valuation Days the Sub-Account Value for any particular Sub-Account is:

    -   Net Payments allocated to that Sub-Account; plus
    - Policy Value transferred to that Sub-Account from another Sub-Account or the Fixed Account; minus
    - partial withdrawals from that Sub-Account, including any applicable Partial Withdrawal Charges; minus
    - transfers from that Sub-Account, including any applicable Transfer Charges; minus
    - any transaction charges allocated to that Sub-Account for changes in the Face Amount; minus
    - the portion of the Monthly Deduction allocated to that Sub-Account, if the Valuation Day is the Monthly Processing Date;
    - adjusted by any interest income, dividends, and net capital gains or losses, realized or unrealized.


UNITS

For each Sub-Account, Net Payments allocated to a Sub-Account or amounts of Policy Value transferred to a Sub-Account are converted into Units. The number of Units credited to a Policy is determined by dividing the dollar amount directed to each Sub-Account by the value of the Unit for that Sub-Account for the Valuation Day on which the Net Payments or transferred amount is invested in the Sub-Account. Therefore, Net Payments allocated to or amounts transferred to a Sub-Account increase the number of Units of that Sub-Account credited to the Policy.

Certain events will reduce the number of Units of a Sub-Account credited to a Policy. Withdrawals or transfers from a Sub-Account, (including transfers as a result of a Policy Loan. See Amount You May Borrow provision), will result in the redemption of the appropriate number of Units of that Sub-Account as will: surrender of the Policy; payment of the Death Benefit proceeds; and the assessment of the Monthly Deduction. Units are redeemed as of the end of the Valuation Period in which We receive notification in writing regarding the event.


UNIT VALUE

The Unit values for each Sub-Account were arbitrarily set initially at $10 when that Sub-Account began operations. Thereafter, the Unit value at the end of every Valuation Day is the Unit value at the end of the previous Valuation Day times the net investment factor as described below. The Sub-Account Value for the Policy is determined on any day by multiplying the number of Units attributable to the Policy in that Sub-Account by the value of the Unit for that Sub-Account on that day.








VLDB503                                                                  PAGE 19

NET INVESTMENT FACTOR

The Net Investment Factor is an index applied to measure the investment performance of Units of a Sub-Account from one Valuation Period to the next. The Net Investment Factor for any Sub-Account for any Valuation Period is determined by dividing (1) by (2) where:

    (1) is the result of:

            (a) the net asset value per share of the Fund held in the
                Sub-Account, determined at the end of the current Valuation Period; plus
            (b) the per share amount of any dividend or capital gain
                distributions made by the Fund held in the Sub-Account, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus
            (c) a per share charge or credit for any taxes reserved for, which is determined by Us to have resulted from the operations of the Sub-Account.

    (2) is the net asset value per share of the Fund held in the Sub-Account, determined at the end of the last prior Valuation Period.


ADDITION, DELETION OR SUBSTITUTION OF INVESTMENTS

We reserve the right, subject to law, to make additions to, deletions from, or substitutions for the shares that are held in the Sub-Accounts. We may redeem the shares of a Fund and substitute shares of another registered open-end management company, if:

    -   the shares of the fund are no longer available for investment;
    -   if there is a change in tax laws; or
    - in Our judgment, further investment in the Fund would no longer be appropriate based on the purposes of the Variable Account or the affected Sub-Account.

Where the 1940 Act or other law requires, We will not substitute any shares respecting the Policy's interest in a Sub-Account without sending notice to You and receiving prior approval of the SEC and state insurance authorities. The Variable Account may, as the law allows, purchase other securities for other policies or allow a conversion between policies on Your written request.

We reserve the right to establish additional Sub-Accounts funded by a new fund or by another investment company. Subject to law, We may, in Our sole discretion, establish new Sub-Accounts, combine Sub-Accounts or eliminate one or more Sub-Accounts.

We may change the Policy to reflect a substitution or other change and will notify You of the change. Subject to any approvals the law may require, the Variable Account or any Sub-Accounts may be:

    -   operated as a management company under the 1940 Act;
    -   de-registered under the 1940 Act if registration is no longer required;
    -   operated as any other form permitted by law;
    -   closed to allocations of new payments;
    -   combined with other Sub-Accounts or Our other separate accounts.


FEDERAL TAXES

We reserve the right to assess a charge for any Federal taxes that We must pay if the Variable Account becomes taxable at any time on or after the Policy Date.

VLDB503                                                                  PAGE 20

SPLITTING OF UNITS

We reserve the right to split the value of a Unit, either to increase or decrease the number of Units. Any splitting of Units will have no material effect on Policy benefits.

                  WHAT YOU SHOULD KNOW ABOUT THE FIXED ACCOUNT
--------------------------------------------------------------------------------

FIXED ACCOUNT

The Fixed Account is a part of Our General Account. The General Account consists of all assets owned by Us, other than those in the Variable Account and other separate accounts. Except as limited by law, We have sole control over the investment of these General Account assets. You do not share directly in the investment experience of the General Account, but are allowed to allocate and transfer Policy Value into the Fixed Account. Transfers may be made into the Fixed Account at any time.

FIXED ACCOUNT INTEREST RATES

The interest rate credited to Policy Value in the Fixed Account is set by Us but is guaranteed never to be less than 4%. We may credit interest at rates higher than the minimum guaranteed rate. We will review the interest rate from time to time, at least once a year. The following guarantees apply to Policy Value in the Fixed Account:

    - the interest rate in effect on the day We receive Your payment at Our Variable Life Service Center is guaranteed until the next Policy anniversary unless You borrow from that Policy Value.
    - the interest rate in effect on the day Policy Value is transferred from a sub-account of the Variable Account to the Fixed Account is guaranteed until the next Policy anniversary unless You borrow from that Policy Value.
    - the interest rate in effect on a Policy anniversary is guaranteed for one year for those Policy Values in the Fixed Account on the Policy anniversary so long as those values remain in the Fixed Account and are not borrowed.

FIXED ACCOUNT POLICY VALUE

On any day, the Fixed Account Policy Value is:

    -   Net Payments allocated to the Fixed Account; plus
    -   Variable Account Policy Value transferred to the Fixed Account; plus
    -   interest credited to the Fixed Account; minus
    - partial withdrawals from the Fixed Account, including any applicable Partial Withdrawal Charges ; minus
    - transfers from the Fixed Account, including any applicable Transfer Charges; minus
    - any transaction charges allocated to the Fixed Account for changes in the Face Amount; minus
    - the portion of the Monthly Deduction allocated to the Fixed Account, if the day is the Monthly Processing Date.

During any policy month the Fixed Account Policy Value will be calculated on a consistent basis. For purposes of crediting interest, Policy Value deducted, transferred or withdrawn from the Fixed Account is accounted for on a first-in, first-out basis.

BASIS OF VALUE OF THE FIXED ACCOUNT

We base the minimum surrender value in the Fixed Account on mortality no greater than The 1980 Commissioners Standard Ordinary Mortality Table, Male, Female or Table B for unisex risks (or appropriate increases in such tables for rated risks) with interest at 4% each year, compounded annually; however, if the Insured is over age 17 on the Policy Date, the minimum surrender value is based on the Tobacco or Non-Tobacco versions of such tables.

Actual Policy Values are based on interest and cost of insurance rates that We set. We have filed a detailed description of the way We determine this value with the State Insurance Department. All values equal or exceed the minimums required by law in the state in which this Policy is delivered.

VLDB503                                                                  PAGE 21

CONVERSION

You may transfer, without charge, all or part of the Policy Value in the Variable Account to the Fixed Account once during the first 24 months after the Issue Date, and once during the first 24 months following an increase in the Face Amount in order to convert to a fixed-only product. If You do so, future payments will be allocated to the Fixed Account unless You specify otherwise. All other transfers are subject to the following rules, and will be permitted with Our approval.


                      WHAT YOU SHOULD KNOW ABOUT TRANSFERS
--------------------------------------------------------------------------------

While the Insured is still living and the Policy is in force, You may transfer amounts between the Fixed Account and the Sub-Accounts or among Sub-Accounts, on request.

We reserve the right to limit the minimum and maximum amounts that may be transferred. We reserve the right to limit the number of transfers that can be made in each Policy year, and to set other reasonable rules controlling transfers.

If a transfer would reduce the Policy Value in a Sub-Account to less than the current minimum balance required for such accounts, We reserve the right to include the remaining value in the amount transferred.

You will not be charged for the first 12 transfers in a Policy year, but a Transfer Charge of $25 may be made on each additional transfer. Transfers that result from a Policy loan or repayment of a loan, or that are made under an automated service program we may offer are not subject to these rules.

Excessive trading (including short-term "market timing" trading) may adversely affect the performance of the Sub-Accounts. If a pattern of excessive trading by You or your agent develops, as determined by the Management of the Portfolios in which you have made or are making allocations, we reserve the right not to process a transfer request. If a transfer request is not processed, it will not be counted as a transfer for purposes of determining the number of free transfers executed.


FIXED ACCOUNT RESTRICTIONS

Transfers FROM the Fixed Account are permitted subject to the following restrictions:

    - the amount transferred from the Fixed Account in each transfer can not exceed the lesser of $100,000 or 25% of the Policy Value.
    - one transfer may be made each Policy year and must be made within the first 30 days following a Policy Anniversary. This restriction does not apply to any transfer made as part of any automated service program We may offer.


                     IF YOU WANT TO BORROW FROM YOUR POLICY
--------------------------------------------------------------------------------

AMOUNT YOU MAY BORROW

While the Insured is living You may borrow money against this Policy by submitting a written Policy Loan Request to Us. This Policy will be the sole security for any loan and the loan will constitute a first lien on Your Policy. The maximum amount that You may borrow is the Loan Value as defined in the Definitions section of this Policy. The minimum amount You may borrow is $200.00.





VLDB503                                                                  PAGE 22

There are two types of loans that may be available to You:

    - A standard loan option is always available to You. We will charge interest on the amount of the loan at a current annual rate shown on the Policy Details pages (Standard Loan Interest Rate). This current rate of interest may change, but is guaranteed not to exceed x%.

    - A preferred loan option is automatically available. This option may be revoked by You at any time. The preferred loan option is available on that part of an Outstanding Loan Balance that is attributable to Earnings. The Company will charge interest on the amount of the loan at a current annual rate shown on the Policy Details pages (Preferred Loan Interest Rate). This current rate of interest may change, but is guaranteed not to exceed x%.

When a policy loan is taken or when interest is not paid when due, We will transfer an amount equal to the loan or unpaid loan interest respectively, from among the Sub-Account(s) in which You have made allocations to the Fixed Account to secure the loan. The amount transferred will be made pro-rata from among the Sub-Account(s) unless You have instructed otherwise. The amount transferred will be credited with interest at the rate shown in the Policy Details pages for the portion of the Policy Value securing a loan.

When a loan repayment is made, an amount equal to the repayment will be transferred from the Fixed Account to the Sub-Account(s) in the same proportion as your current payment allocation unless You request a different allocation in writing for loan repayments.

If You request a preferred loan or a partial withdrawal after the Final Payment Date, or if the Policy lapses as described in the Grace Period provision, a Guaranteed Death Benefit Rider will terminate. See "Guaranteed Death Benefit Rider."

LOAN INTEREST CHARGED AND INTEREST CREDITED TO BORROWED AMOUNTS

Loan interest accrues daily and is charged in arrears. It is due and payable at the end of the policy year in which a loan is made and compounded annually thereafter until the loan is repaid. If interest is not paid when due, it will be added to the Outstanding Loan Balance and will bear interest at the same rate. On each Policy Anniversary, interest which We credit to the portion of the Policy Value securing the Outstanding Loan Balance may be transferred at Your request to the Sub-Accounts and the Fixed Account. Unless You specify otherwise, such transfers are allocated Pro-rata.

REPAYING THE OUTSTANDING LOAN BALANCE

You may repay a loan in full or in part at any time while the Insured is still living, and the Policy is in force. When You repay it, We will transfer part or all of the Outstanding Loan Balance in an amount equal to the repayment to the Fixed Account and/or the Sub-Accounts. You may tell Us how to allocate repayments, but if You do not, We will allocate them according to the most recent payment allocation choices You have made. Any policy loan repayment made to us must be identified by you as a loan repayment or else it will be treated as an additional premium payment



                  DETAILS ON SURRENDER AND PARTIAL WITHDRAWALS
--------------------------------------------------------------------------------

SURRENDER

You may surrender the Policy and receive its Cash Surrender Value as long as the Policy is in force and the Insured is living on the date We receive Your Written Request in Our Variable Life Service Center.

We will compute the Cash Surrender Value as of the Valuation Day on which We receive the Policy with a Written Request for surrender. We will deduct a Surrender Charge if You surrender the Policy on or before the last day of the 12th Policy year from the Policy Date, or the effective date of any increase in Face Amount.



VLDB503                                                                  PAGE 23

The Cash Surrender Value may be paid in a lump sum or under a payment option then offered by Us. We will normally pay the Cash Surrender Value within seven Valuation Days following Our receipt of the Written Request. We may delay benefit payments under certain circumstances as described in the "Postponement of Payments" provision.

A surrender may have tax consequences to You.


CASH SURRENDER VALUE

The Cash Surrender Value equals the Policy Value minus any Outstanding Loan Balance and any Surrender Charges. You will find the Surrender Charge for the initial Face Amount on Policy Details pages. Any changes in this charge when You increase or decrease the Face Amount will be shown in the new Policy Details Pages.

PARTIAL WITHDRAWALS

After the first Policy year, You may withdraw part of the Cash Surrender Value of Your Policy upon Written Request. Your Written Request must state the dollar amount You wish to receive. You may withdraw the amount from a specific account or allocate the amount Pro-rata among the Sub-Accounts and the Fixed Account. If You do not provide allocation instructions, We will make a Pro-rata allocation. The minimum withdrawal amount is $200.00. The maximum withdrawal amount is the Cash Surrender Value less the greater of $500 or three Monthly Deductions. We will not allow a partial withdrawal if it would reduce the Face Amount under Death Benefit Option 1 or 3 below $40,000.00.

A partial withdrawal will reduce the Face Amount under Death Benefit Option 1 by the amount of the withdrawal. The Face Amount reduction will be made in the following order: (1) against the most recent increase in Face Amount, (2) against the next most recent increases in Face Amount in succession, and (3) against the initial Face Amount. If there is a Target Death Benefit Schedule attached to this Policy, a partial withdrawal will also reduce the scheduled Target Death Benefit amount, for the current year and all future years, by the amount of the withdrawal, under each Death Benefit Option.

On a partial withdrawal, We will redeem the number of Units of designated Sub-Accounts equal in value to the amount withdrawn. The amount withdrawn will be the amount You requested plus the Partial Withdrawal Charge. We may delay payment. See "Postponement of Payment" below.

All partial withdrawals will result in a Partial Withdrawal Charge of 2% of the amount withdrawn, not to exceed $25, for each partial withdrawal. If Death Benefit Option 1 is in effect, Partial withdrawals will also incur a Surrender Charge due to the reduction in the Face Amount. The Surrender Charge applied will be a proportional amount of the full Surrender Charge based on the decrease in Face Amount resulting from the partial withdrawal. No Surrender Charge will be assessed for the reduction in Face Amount which is equal to the amount of any preferred partial withdrawal.

For important tax consequences of partial withdrawals please consult Your tax advisor.


POSTPONEMENT OF PAYMENT

We usually pay the amount of any surrender, withdrawal, Net Death Benefit, or settlement option within seven business days after receipt of all applicable written requests and/or Date of Death. We may postpone any transfer from the Variable Account or payment of any amount payable on:

    -   surrender;
    -   partial withdrawal;
    -   transfer;
    -   Policy loan; or
    -   death of the Insured.



VLDB503                                                                  PAGE 24

The postponement will continue during any period when:

    - trading on the New York Stock Exchange (NYSE) is restricted as determined by the SEC, or the NYSE is closed for days other than weekends and holidays, or
    - the SEC, by order, has permitted such postponement for the protection of Policyowners, or
    - the SEC has determined that an emergency exists that would make disposal of portfolio securities or valuation of assets not reasonably practical.

We may also postpone any transfer from the Fixed Account or payment of any portion of the amount payable on surrender, partial withdrawal or Policy loan from the Fixed Account for not more than six months from the day We receive Your Written Request and, if it is required, Your Policy.

If We postpone payments for 30 days or more, the amount postponed will earn interest during that period of not less than 3% per year or such higher rate as required by law. We will not postpone payments to pay Premiums on Our policies.


                  WHAT YOU SHOULD KNOW ABOUT THE DEATH BENEFIT
--------------------------------------------------------------------------------

NET DEATH BENEFIT

If the Insured dies on or before the Final Payment Date and while the Policy is in force, We will pay the Net Death Benefit as defined in the Definitions section of this Policy.

If the Insured dies after the Final Payment Date and while the Policy is in force, We will pay the Policy Value minus any Outstanding Loan Balance as of the date of death.

If: a) the Extended Coverage Option, (a no charge option) was elected at the time of application and has not been revoked by You as provided below, and b) the policy is in force and the Insured is living on the Final Payment Date , the following will occur on the Final Payment Date:

    - The portion of any Policy Value invested in any Sub-Account(s) will be transferred to the Fixed Account and no further investment in, or transfers to, a Sub-Account will be allowed.

    - If the death benefit option in effect is Option 2, the Policy will be converted to Death Benefit Option 1 in accordance with the Death Benefit Option Changes provision of the Policy. No further changes will be allowed to the death benefit option.

    - The Net Death Benefit payable after the Final Payment Date will be the greater of (a-c) or (b-c) where: (a) is the Face Amount in effect on the Final Payment Date; (b) is the Policy Value; and (c) is any Outstanding Loan Balance. Both (b) and (c) will be as of the date of death.

If the Extended Coverage Option was elected at the time of application, it will be shown in the Policy Details pages. You may revoke this option at any time prior to the Final Payment Date by providing written notice to us. The effective date of the change will be the date we receive your written notice. Your written notice must be received prior to the Final Payment Date. Once revoked the option cannot be elected again. If you revoke this Option we will not transfer, on the Final Payment Date, any Sub-account value(s) into the Fixed Account and will not restrict further investment in, or transfers to, a Sub-Account after the Final Payment Date. The Net Death Benefit after the Final Payment Date will be the Policy Value minus any Outstanding Loan Balance as of the date of death.

We will pay interest on all death proceeds according to the law(s) of the state where this Policy was issued. We will also refund any Monthly Deductions made after the date of death of the Insured. You may choose to receive the Net Death Benefit either as a lump sum or under one of the payment options provided by the Policy.



VLDB503                                                                  PAGE 25

DEATH BENEFIT OPTIONS

There are two Death Benefit options available under this Policy. The option You elected in Your application is shown on the Policy Details pages. The Death Benefit option in effect on the date of death of the Insured will be used to determine the Base Death Benefit. The Base Death Benefit is calculated as of the date of death of the Insured.

Under Death Benefit Option 1, the Policy Value is included in the Face Amount. The Base Death Benefit is the greater of:
    -   the Face Amount, or
    -   the Guideline Minimum Death Benefit.

Under the Death Benefit Option 2, the Policy Value is added to the Face Amount. The Base Death Benefit is the greater of:
    - the Face Amount plus the Policy Value on the date of the Insured's death; or
    -   the Guideline Minimum Death Benefit.


GUIDELINE MINIMUM DEATH BENEFIT

In order to qualify as "life insurance" under the Federal tax laws, this Policy must provide a Guideline Minimum Death Benefit. The Guideline Minimum Death Benefit will be determined as of the date of death of the Insured. The Guideline Minimum Death Benefit is obtained by multiplying the Policy Value by a percentage factor for the Insured's attained age, as shown in Table II.

The Guideline Minimum Death Benefit factors in Table II reflect the requirements of the "Guideline Premium/Guideline Death Benefit" test set forth in the federal tax laws. We reserve the right to amend the Policy or adjust the Guideline Minimum Death Benefit factors to conform to any changes in the federal tax laws.

DEATH BENEFIT OPTION CHANGES

After the first policy year, You may change from Death Benefit Option 1 to Option 2, or from Option 2 to Option 1.

You may change the Death Benefit option by submitting a Written Request prior to the Final Payment Date, while the Insured is living and the Policy is in force. Evidence of Insurability may be required for a Death Benefit option change. The change will be made effective as of the Monthly Processing Date on or next following the date We approve Your request.

You may not change Your Death Benefit option more than once in any Policy year or if the change would reduce the Face Amount to less than $50,000. Any requested change will apply to the entire Face Amount.

After the effective date of the change the Face Amount of this Policy will change as follows:

If You change from Death Benefit Option 1 to Death Benefit Option 2, the Face Amount following the change will be equal to the Face Amount immediately prior to the change minus the Policy Value as of the date of change.

If You change from Death Benefit Option 2 to Death Benefit Option 1, the Face Amount following the change will be equal to the Face Amount immediately prior to the change plus the Policy Value as of the date of the change.









VLDB503                                                                  PAGE 26

CHANGE IN FACE AMOUNT

You may increase or decrease the Face Amount by submitting a Written Request. You may not change the Face Amount if it does not meet the Guideline Minimum Death Benefit requirement set by federal tax law.

INCREASE OF FACE AMOUNT

You may request an increase at any time after the first Policy Anniversary while the Insured is living and the Policy is in force. To increase the Face Amount:

    - You must complete Our application and provide Us with Evidence of Insurability for the Insured; and
    - the attained age for the Insured must be under Our maximum issue Age for new insurance; and
    - the Insured must be approved by Us according to Our underwriting rules in effect at the time of the increase; and
    - You must pay the amount which is necessary to keep the Policy in force for three months if the Policy Value, after the change, is insufficient to maintain coverage for this period.

The increase in Face Amount will become effective on the first Monthly Processing Date on or following the date that all the conditions are met. We will provide You new Policy Details Pages. These pages will include the following information:

    -   Date of Issue of the increase;
    -   amount of the increase;
    -   Underwriting Class;
    -   Cost of Insurance Charge for the increase;
    -   new Minimum Monthly Payment, if applicable;

The minimum amount of any increase in the Face Amount is $10,000.

DECREASE OF FACE AMOUNT

You may decrease the Face Amount at any time prior to the Final Payment Date while the Insured is living and the Policy is in force. The decrease will be effective on the first Monthly Processing Date on or next following the date We receive Your Written Request.

The Face Amount will be decreased in the following order:

    -   first, the most recent increase;
    -   second, the next most recent increases successively; and
    -   last, the initial Face Amount.

If the decrease occurs while a Surrender Charge is applicable to the Policy, We will deduct a proportional amount of the Surrender Charge from the Policy Value on the effective date of the decrease. The charge will be based on the amount of the decrease in the Face Amount. You may choose the Sub-Account from which these charges will be deducted; but if You do not choose, We will allocate the charges Pro-rata.

We will provide You with new Policy Details Pages. These pages will include the following information:

    -   Date of Issue of the decrease;
    -   amount of the decrease and the Face Amount remaining in force;
    -   new Minimum Monthly Payment, if any.

You may not decrease the Face Amount to less than $50,000. The minimum amount of any decrease is $10,000.



VLDB503                                                                  PAGE 27

                               PAYMENT OF BENEFITS
--------------------------------------------------------------------------------

PAYMENT OPTIONS

You may elect that the Cash Surrender Value or all or part of the Net Death Benefit be placed under one or more of the payment options offered by Us at the time Your request is made. If You make no election, We will pay the benefit in a lump sum or under a payment option We offer at that time. A certificate will be provided to the payee describing the payment option selected. The term "payee" means a person who is entitled to receive payment under this section. An election of an option and any revocation or change must be made in a written notice to Our Variable Life Service Center.

If a payment option is selected, the Beneficiary, when filing proof of claim, may pay Us any amount that otherwise would be deducted from the Net Death Benefit.

The amounts payable under these options are paid from the General Account. The options are not based on the investment experience of the Variable Account.

The amount applied under any one option for any one payee must be at least $5,000 or the proceeds will be paid in one lump sum. The periodic payment for any one payee must be at least $50.

Subject to the Policyowner and Beneficiary provisions, You may change any option selection before the Net Death Benefit becomes payable. If You make no selection, the Beneficiary may select an option when the proceeds become payable.

--------------------------------------------------------------------------------

OPTION 1: LIFE INCOME

To have the proceeds paid in equal amounts each month, in advance, during the payee's lifetime.

The amount of each payment will be determined from the Table of Payment on Basis of $1,000 Net Proceeds, using the payee's age. Age will be determined from the nearest birthday at the due date of the first payment.

OPTION 2: MUTUAL AGREEMENT

We will pay the proceeds according to other terms, if those terms are mutually agreed upon.


--------------------------------------------------------------------------------

PAYMENT DATES

The payment dates of the options will be calculated from the date on which the proceeds become payable.

AGE AND SURVIVAL OF PAYEE

We have the right to require proof of age of the payee before making any payment. When any payment depends on the payee's survival, we will have the right, before making the payment, to require satisfactory proof that the payee is alive.











VLDB503                                                                  PAGE 28

                TABLE OF PAYMENTS ON BASIS OF $1,000 NET PROCEEDS
                             OPTION 1 - LIFE INCOME

       AGE               MALE            FEMALE         AGE             MALE            FEMALE

       25                2.88            2.78           67              5.43            4.87
       30                2.99            2.87           68              5.57            4.99
       35                3.11            2.97           69              5.73            5.13
       40                3.29            3.11           70              5.89            5.28
       45                3.50            3.28           71              6.05            5.43
       46                3.56            3.32           72              6.22            5.60
       47                3.60            3.36           73              6.39            5.77
       48                3.65            3.40           74              6.56            5.94
       49                3.71            3.45           75              6.74            6.13

       50                3.77            3.49           76              6.91            6.32
       51                3.84            3.54           77              7.10            6.52
       52                3.90            3.60           78              7.28            6.71
       53                3.97            3.65           79              7.45            6.92
       54                4.04            3.71           80              7.62            7.13
       55                4.11            3.78           81              7.79            7.34
       56                4.20            3.84           82              7.96            7.54
       57                4.28            3.90           83              8.12            7.74
       58                4.37            3.97           84              8.26            7.93
       59                4.47            4.05           85              8.40            8.11

       60                4.57            4.14
       61                4.67            4.22
       62                4.79            4.32
       63                4.90            4.41
       64                5.03            4.52
       65                5.15            4.63
       66                5.29            4.75


The table is based on the following assumptions: 1983a Mortality Table, Interest = 3%, 3% Load. The monthly payment for ages not shown in the Table will be calculated on the same basis as those shown above and will be quoted on request.
















VLDB503                                                                  PAGE 29

                    CANADA LIFE INSURANCE COMPANY OF AMERICA

                                  HOME OFFICE:
                           6201 POWERS FERRY ROAD, NW
                             ATLANTA, GEORGIA 30339

                          VARIABLE LIFE SERVICE CENTER:
                                P. O. BOX 105662
                             ATLANTA, GA 30348-5662


































                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY Death Proceeds Payable at Death of the Insured
               Flexible Premiums Payable to the Final Payment Date Coverage and Amount of Policy Value Not Guaranteed
                                Nonparticipating







VLDB503                                                                  PAGE 30